Exhibit 99.1

Flex Pharma Reports Year End 2014 Financial Results

Conference Call Scheduled Today at 9:00 a.m. ET

March 17, 2015

Boston, MA - Flex Pharma, Inc. (NASDAQ: FLKS), a biotechnology company that is developing innovative and proprietary treatments for exercise-associated muscle cramps, nocturnal leg cramps, and spasms associated with severe neuromuscular conditions, today reported financial results for the year ended December 31, 2014 and provided an update on its clinical development and corporate activities.

“The past year has been productive for Flex: we established human proof-of-concept for the reduction in muscle cramp intensity in healthy normal volunteers and significantly expanded our executive management team and Board,” stated Christoph Westphal, M.D., Ph.D., Chairman and Chief Executive Officer of Flex Pharma. “In 2015, we expect to make meaningful clinical progress with the initiation of trials in nocturnal leg cramps and potentially other settings, and we are solidifying our launch plans for our consumer product, which we expect to begin commercializing in 2016.”

Business Highlights and Upcoming Milestones

•                  Strengthened Financial Position

•                  In 2015, Flex Pharma raised $87.9 million in gross proceeds and $79.9 million in net proceeds from the sale of 5,491,191 shares of common stock in an initial public offering. Post-offering, the Company has 17,933,664 shares of common stock outstanding.

•                  Medtronic, a leading neurostimulation company, invested in the IPO.

•                  In 2014, Flex Pharma raised net proceeds of $41.0 million in private funding from blue chip public and private investors.

•                  Advanced clinical efforts

•                  In November 2014, the Company presented positive clinical results from its proprietary treatment for preventing muscle cramps at the Cell Symposium on Translational Neuroscience held in Arlington, Virginia.

•                  The Company’s data have been selected for an oral platform presentation at the American Academy of Neurology (AAN) 67th Annual Meeting being held in Washington, D.C. The abstract, titled “Orally-administered TRPV1 and TRPA1 activators inhibit electrically-induced muscle cramps in normal healthy volunteers,” will be presented on Tuesday, April 21, 2015, from 3:45 to 4:00 p.m.

•                  Expanded Board of Directors

•                  Rod MacKinnon, M.D., 2003 Nobel Laureate in chemistry and Scientific Co-Founder

•                  Marc Kozin, Senior Advisor to L.E.K. Consulting

•                  Stuart Randle, former GI Dynamics President and CEO

•                  John Sculley, former Pepsi and Apple CEO

•                  In addition, Scientific Co-Founder Bruce Bean, Ph.D., joined the Board as an observer.

•                  Strengthened Leadership Team

•                  Marina Hahn appointed President of Consumer. Ms. Hahn brings extensive experience developing and building consumer brands, including serving as Chief Marketing Officer of Spirits Marque One LLC, makers of SVEDKA vodka, and a division of Constellation Brands. Previously, Ms. Hahn was employed in various capacities by J. Walter Thompson Company, William Morris Agency, Inc., Sony Electronics, Inc., Pepsi-Cola Company and DDB Needham Worldwide, Inc.

•                  Thomas Wessel, M.D., Ph.D., joined as Chief Medical Officer.  Dr. Wessel is a Board-certified neurologist with extensive drug development experience, including serving as the medical lead for three products approved in United States: Razadyne®, Lunesta® and Ampyra®. Prior experience includes leadership roles at Johnson & Johnson, Sepracor, Inc. and Acorda Therapeutics, Inc.

•                  Elizabeth Woo promoted to Senior Vice President, Investor Relations and Corporate Communications. Ms. Woo brings more than 20 years of experience in investor relations, biotechnology and pharmaceuticals, previously serving as Vice President of Investor Relations for Biogen Idec and as an investor relations consultant to Ironwood Pharmaceuticals and Cubist Pharmaceuticals.

•                  Chairman and CEO Christoph Westphal, M.D., Ph.D., has established a pre-arranged personal stock 10b5-1 purchasing plan to acquire shares of the Company’s stock. The transactions under this purchasing plan will commence no earlier than March 30, 2015, and will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission.

Fourth Quarter & Full Year 2014 Financial Results

•                  Cash Position: As of December 31, 2014, Flex Pharma had cash of $33.9 million. In the first quarter of 2015, Flex Pharma announced the closing of its initial public offering, raising net proceeds of $79.9 million. Based on its current cash position, Flex Pharma expects to have sufficient capital to fund its operations until the middle of 2018.

•                  R&D Expense: Research and development expense for the three months ended December 31, 2014 was $2.0 million and $4.0 million for the period from inception to December 31, 2014. Research and development expense for these time periods primarily includes costs associated with the Company’s clinical studies of its proprietary treatment, personnel costs (including salaries as well as stock-based compensation costs), and external consultant costs.

•                  G&A Expense: General and administrative expense for the three months ended December 31, 2014 was $1.8 million and $4.0 million for the period from inception to December 31, 2014. General and administrative expense for these periods primarily includes personnel costs, including salaries and stock-based compensation, costs related to developing the Company’s consumer brand and cornerstone product, legal and accounting costs, and external consultant costs.

•                  Net Loss: Net loss for the three months ended December 31, 2014 was ($3.7) million, or ($1.82) per share, and net loss for the period from inception to December 31, 2014 was ($8.0) million, or ($4.57) per share. Included in the loss for the period from inception to December 31, 2014 was $1.5 million of stock-based compensation expense. As of December 31, 2014, 2.2 million restricted shares had vested and are outstanding for purposes of computing weighted average shares outstanding. The net loss for the fourth quarter of 2014, as well as for the period from inception to December 31, 2014, was primarily driven by the Company’s operating expenses related to its research and development efforts, costs associated with the development of the Company’s consumer brand and cornerstone product, and general and administrative costs.

Upcoming Events and Presentations

•                  CEO Christoph Westphal as keynote speaker on April 16, 2015 for the Hamilton Trust, founded 1882, the oldest investment club in the US

•                  Oral platform presentation on April 21, 2015 as selected by the American Academy of Neurology for its Annual Meeting in Washington, DC

•                  Jefferies Healthcare Conference, June 1-4, 2015 in New York, NY

•                  Piper Jaffray Consumer Conference, June 10-11, 2015 in New York, NY

•                  Piper Jaffray Heartland Summit, June 23-24, 2015 in Minneapolis, MN

•                  JMP Securities Healthcare Conference, June 23-24, 2015 in New York, NY

Conference Call and Webcast

The company will host a conference call and webcast today at 9:00 a.m. ET to provide an update on the company and discuss full year 2014 financial results.  To access the conference call, please dial (855) 780-7202 (U.S. and Canada) or (631) 485-4874 (International) five minutes prior to the start time.

A live webcast may be accessed in the Investors section of the company’s website at www.flex-pharma.com. Please log on to the Flex Pharma website approximately 15 minutes prior to the scheduled webcast to ensure adequate time for any software downloads that may be required.  A replay of the webcast will be available on Flex Pharma’s website for three months.

About Flex Pharma

Flex Pharma, Inc. is a biotechnology company that is developing innovative and proprietary treatments for exercise-associated muscle cramps, nocturnal leg cramps, and spasms associated with severe neuromuscular conditions. In three randomized, blinded, placebo-controlled, cross-over studies, Flex Pharma’s proprietary treatment has shown a statistically significant reduction in the intensity of muscle cramps in healthy normal volunteers.

Flex Pharma was founded by National Academy of Science members Rod MacKinnon, M.D. (2003 Nobel Laureate), and Bruce Bean, Ph.D., recognized leaders in the fields of ion channels and neurobiology, along with Chairman and Chief Executive Officer Christoph Westphal, M.D., Ph.D.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success and timing of ongoing and anticipated clinical studies for our current product candidates; our expectations regarding the effectiveness and safety of our product candidates; our expectations for future studies in various indications; our expectations regarding the availability of our capital resources; and the timing of our expectations for the launch of our consumer product. Various factors may cause differences between our expectations and actual results as discussed in greater detail under the heading “Risk Factors” in the registration statement on Form S-1 (commission file number 333-201276), which was declared effective by the Securities and Exchange Commission (SEC) on January 28, 2015.  Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

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Contact:

Elizabeth Woo

SVP, Investor Relations & Corporate Communications

Flex Pharma, Inc.

irdept@flex-pharma.com

617-874-1829

- Financial Tables to Follow -

Flex Pharma, Inc.

Unaudited Selected Consolidated Balance Sheet Information

(in thousands)

December 31, 2014
Cash	$33,854
Prepaid expenses and other current assets	370
Property and equipment, net	85
Other assets	1,302
Total assets	$35,611

Accounts payable and accrued expenses	$995
Other liabilities	123
Convertible preferred stock	41,031
Stockholders’ deficit	(6,538)
Total liabilities and stockholders’ deficit	$35,611

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31, 2014	Period from February 26, 2014 (inception) to December 31, 2014
Operating expenses:
Research and development	$1,965	$4,004
General and administrative	1,786	4,026
Total operating expenses	3,751	8,030

Loss from operations	(3,751)	(8,030)
Interest income	9	19
Net loss	$(3,742)	$(8,011)

Net loss per share applicable to common stockholders—basic and diluted	$(1.82)	$(4.57)

Weighted-average number of common shares outstanding-basic and diluted (1)	2,061	1,753

(1) As of December 31, 2014, the Company had issued approximately 5.4 million shares of restricted stock that are subject to vesting.  Of these shares, approximately 2.2 million shares had vested at December 31, 2014 and are outstanding for purposes of computing weighted average shares outstanding.  The remaining shares will be included in the weighted average share calculation as such shares vest over approximately the next three years.  Also not included in the weighted average share calculations for 2014 were approximately 7.0 million shares of common stock issued upon conversion of all outstanding shares of preferred stock upon the closing of the IPO and approximately 5.5 million shares of common stock issued in the IPO.